UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 13, 2023

EXELIXIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30235	04-3257395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1851 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices) (Zip Code)

(650) 837-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $.001 Par Value per Share	EXEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported by Exelixis, Inc. (the “Company”) in its Current Report on Form 8-K dated August 23, 2023, Vicki L. Goodman, M.D., concluded her service as Executive Vice President, Product Development & Medical Affairs, and Chief Medical Officer of the Company, effective as of August 23, 2023.

In connection with her departure from the Company, the Company and Dr. Goodman entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”) on September 13, 2023. Pursuant to the Separation Agreement, Dr. Goodman will receive the severance payments and benefits, payable in a lump sum, that she is entitled to under the Company’s Change in Control and Severance Benefit Plan (“Plan”) subject to the conditions set forth in the Plan, including execution of a general release of claims.

Dr. Goodman and the Company have also entered into a Consulting Agreement (the “Consulting Agreement”) whereby Dr. Goodman will serve as a consultant to the Company for a period not to exceed four (4) months between September 1, 2023 and December 31, 2023, pursuant to which she will receive a monthly consulting fee of $20,000.00. Both the Company and Dr. Goodman may terminate the Consulting Agreement at any time for any reason upon giving the other party five (5) business days prior written notice of such termination.

The foregoing description of the Separation Agreement and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the agreements, which are expected to be filed as exhibits to the Company’s Form 10-Q for the period ending September 29, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELIXIS, INC.

September 19, 2023	/s/ JEFFREY J. HESSEKIEL
Date	Jeffrey J. Hessekiel
Executive Vice President, General Counsel and Secretary